                                                                    Exhibit 11.1


                                  MINIMED INC.

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE


                                                       Three Months Ended                Six Months Ended
                                                 ----------------------------      ----------------------------
                                                   June 27,          June 28,         June 27,        June 28,
                                                     1997              1996             1997            1996
                                                 -----------      -----------      -----------      -----------
Weighted average common shares outstanding        12,730,000       11,589,000       12,185,000       11,505,000

Common equivalent shares from stock options
  and warrants                                       637,000          711,000          693,000          655,000
                                                 -----------      -----------      -----------      -----------

Shares used in per share calculation              13,367,000       12,300,000       12,878,000       12,160,000
                                                 ===========      ===========      ===========      ===========

Net income                                       $ 1,549,000      $   932,000      $ 2,647,000      $ 1,559,000
                                                 ===========      ===========      ===========      ===========

Net income per share                             $      0.12      $      0.08      $      0.21      $      0.13
                                                 ===========      ===========      ===========      ===========